UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2025

L.B. Foster Company
(Exact name of registrant as specified in its charter)

Pennsylvania		000-10436	25-1324733
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

415 Holiday Drive, Suite 100,			15220
Pittsburgh,	Pennsylvania		(Zip Code)
(Address of principal executive offices)

(412) 928-3400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	FSTR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 27, 2025, L.B. Foster Company (the “Company”), its domestic subsidiaries, and certain of its Canadian and United Kingdom subsidiaries (collectively, the “Borrowers”), entered into the Fifth Amended and Restated Credit Agreement (the “Credit Agreement”) with PNC Bank, N.A., Bank of America, N.A., Citizens Bank, N.A., and Wells Fargo Bank N.A. as Co-Syndication Agents, and Dollar Bank, Federal Savings Bank as a participant. This Credit Agreement modifies the prior revolving credit facility, as amended, which had a maximum credit line of $130,000,000, and extends the maturity date from August 13, 2026 to June 27, 2030. The Credit Agreement provides for a five-year, revolving credit facility that permits aggregate borrowings of the Borrowers up to $150,000,000 with sublimits for (a) the issuance of Letters of Credit in Dollars and in Alternative Currencies in an amount not to exceed the Dollar Equivalent of $30,000,000, and (b) borrowings of Swing Loans in Dollars in an amount not to exceed $20,000,000; and with an incremental loan feature not to exceed $60,000,000.

The Company’s obligations under the Credit Agreement will be secured by the grant of a security interest by the Borrowers in substantially all of the assets owned by such entities. Additionally, the equity interests in each of the loan parties, other than the Company, and the equity interests held by each loan party in their subsidiaries, will be pledged to the lenders as collateral for the lending obligations.

Borrowings under the Credit Agreement will bear interest at rates based upon either the base rate or Term SOFR rate plus applicable margins. Applicable margins are dictated by the ratio of the Company’s total net indebtedness to the Company’s consolidated EBITDA for four trailing quarters, as defined in the Credit Agreement. The base rate is the highest of (a) the Overnight Bank Funding Rate plus 0.50%, (b) the Prime Rate, or (c) the Daily Simple SOFR rate plus 1.00% so long as the Daily Simple SOFR rate is offered, ascertainable and not unlawful (each as defined in the Credit Agreement). The base rate and Term SOFR rate spreads range from 0.25% to 1.50% and 1.25% to 2.50%, respectively.

The Credit Agreement includes two financial covenants: (a) Maximum Gross Leverage Ratio, defined as the Company’s Consolidated Indebtedness divided by the Company’s Consolidated EBITDA, which must not exceed (i) 3.50 to 1.00 for all testing periods other than during an Acquisition Period, and (ii) 4.00 to 1.00 for all testing periods occurring during an Acquisition Period and (b) Minimum Consolidated Fixed Charge Coverage Ratio, defined as the Company’s Consolidated EBITDA divided by the Company’s Fixed Charges, which must be more than 1.10 to 1.00.

The Credit Agreement permits the Company to pay dividends and distributions and make stock purchases or stock redemptions with respect to its stock provided no event of default or potential default (as defined in the Credit Agreement) has occurred prior to or after giving effect to the dividend, distribution, stock purchase, or stock redemption. Additionally, the Credit Agreement permits the Company to complete acquisitions so long as (a) no event of default or potential default has occurred prior to or as a result of such acquisition; (b) the Board of Directors shall approve the Permitted Acquisition (as defined in the Credit Agreement); (c) the Borrowers are in compliance with pro forma financial covenants; (d) the liquidity of the Borrowers is not less than $15,000,000 prior to and after giving effect to such acquisition; and (e) the aggregate consideration for the acquisition does not exceed $75,000,000 per acquisition.

Other restrictions exist at all times including, but not limited to, limitations on the Company’s sale of assets and the incurrence by either the Borrowers or the non-borrower subsidiaries of the Company of other indebtedness, guarantees, and liens.

Item 7.01     Regulation FD Disclosure

On June 30, 2025, the Company issued a press release announcing the transaction described in Items 1.01 and 2.03 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1. The information in this Item 7.01, including exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of L.B. Foster Company under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filings.

Item 9.01     Financial Statements and Exhibits

(d)    Exhibits

See Exhibit Index below.

Exhibit Index

Exhibit Number	Description
*10.1
Fifth Amended and Restated Credit Agreement dated June 27, 2025, between Registrant and PNC Bank, Bank of America, N.A., Citizens Bank, N.A., Wells Fargo Bank, National Association, and Dollar Bank, N.A.

*99.1	Press Release dated June 30, 2025, of L.B. Foster Company.

*104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

*Exhibits marked with an asterisk are filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L.B. FOSTER COMPANY
(Registrant)

Date:	June 30, 2025	/s/ William M. Thalman
William M. Thalman
Senior Vice President
and Chief Financial Officer